UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2006

Health Care Property Investors, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-08895	33-0091377
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

3760 Kilroy Airport Way, Suite 300,
Long Beach, California		90806
(Address of principal executive offices)		(Zip Code)

(562) 733-5100
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2006, Health Care Property Investors, Inc. (“HCP”), CNL Retirement Properties, Inc. (“CNL”) and Ocean Acquisition 1, Inc., a wholly owned subsidiary of HCP (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which CNL will be merged with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”).  Upon the consummation of the  Merger, stockholders holding shares of CNL Common Stock will be entitled to receive consideration equivalent to approximately $13.50 per share, consisting of approximately 82 percent cash ($11.1293) and 18 percent stock (0.0865 of a share of HCP stock). CNL currently has approximately 264.2 million shares outstanding.  Consummation of the  Merger is subject to several conditions, including the registration of the HCP shares to be issued as consideration and the approval of the merger by the CNL stockholders.  The Merger will be fully taxable to CNL’s stockholders (including with respect to the stock component of the merger consideration).  In connection with the Merger, HCP has also agreed to acquire CNL Retirement Corp. (“CRC”), the external advisor to CNL, for approximately $120 million worth of HCP stock (4,378,923 shares).  The consummation of the proposed acquisition of CRC and the Merger are each conditioned upon the consummation of the other.

CNL and HCP have made certain customary representations and warranties in the Merger Agreement to each other, and CNL has agreed to certain covenants, including, among others, subject to certain exceptions described in the Merger Agreement, an obligation not to solicit, negotiate, provide information in furtherance of, approve, recommend or enter into agreements with respect to an alternative proposal (as defined in the Merger Agreement).  Prior to the closing, CNL has agreed to operate its business in the ordinary course consistent with past practice and not to take certain actions specified in the Merger Agreement.  CNL will be permitted to pay its regular quarterly dividends through the closing of the transaction.

Consummation of the Merger is subject to customary conditions, including the approval of the holders of CNL common stock and absence of any law or order prohibiting the closing. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) material compliance of the other party with its covenants and (iii) the delivery of opinions from counsel to CNL and counsel to HCP with respect to each other’s status as a real estate investment trust.

The Merger Agreement contains certain termination rights for both HCP and CNL and provides that, upon termination of the Merger Agreement under specified circumstances described in the Merger Agreement, CNL would be required to pay HCP a termination fee of $107.0 million, and/or that CNL and HCP would be required to reimburse the other party for such party’s out-of-pocket costs and expenses up to $3.0 million.

For information regarding the terms of the proposed  Merger, reference is made to the press release dated May 2, 2006 and which is incorporated herein by reference (see exhibit 99.1) and the  Merger Agreement, which is attached as Exhibit 2.1.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 1, 2006, by and among Health Care Property Investors, Inc., CNL Retirement Properties, Inc. and Ocean Acquisition 1, Inc.

99.1	Press Release issued May 2, 2006, contained in Health Care Property Investors, Inc.’s Rule 425 filing made May 2, 2006 and incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Care Property Investors, Inc.
(Registrant)

Date: May 4, 2006	By:	/s/ Edward J. Henning
Edward J. Henning
Senior Vice President, General Counsel
and Corporate Secretary